CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS

PREFERRED STOCK - SERIES B

GLOBAL FOOD TECHNOLOGIES, INC.

(Pursuant to Section 151 of the General
Corporation Law of the State of Delaware)

           Global Food Technologies, Inc., a Delaware corporation (the "Corporation"), acting pursuant to Section 151 of the Delaware General Corporation Law, as amended, does hereby submit the following Certificate of Designation of Preferences and Rights.

FIRST:  The name of the Corporation is Global Food Technologies, Inc.

SECOND: By unanimous consent of the Board of Directors of the Corporation as of April 1, 2009 and pursuant to a meeting of the Board of Directors on May 5, 2009, the following resolutions were adopted, which resolutions are still in full force and effect and are not in conflict with any provisions of the Certificate of Incorporation or By-Laws of the Corporation:

WHEREAS, the Certificate of Incorporation (“Certificate”) of the Corporation authorizes preferred stock consisting of 20,000,000 shares, par value $.0001 per share (the "Preferred Stock"), issuable from time to time in one or more series;

WHEREAS, the Certificate authorizes the Board of Directors to issue Preferred Stock and establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series;

WHEREAS, the Board previously authorized a Series A Preferred Stock consisting of 8,000,000 shares, but the Certificate of Designation for such series was not filed with the Secretary of State of Delaware and shares issued under such series have been converted or redeemed, there are no shares of this series outstanding;

WHEREAS, it is the desire of the Board of Directors establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series;

NOW, THEREFORE BE IT, RESOLVED, that pursuant to Article Four of the Certificate, there is hereby established a new series consisting of 1,000,000 shares of Preferred Stock of the Corporation to be known as the Series B Preferred Stock (“Series B Preferred”). The voting powers, rights, preferences, privileges and restrictions granted to and imposed upon the Series B Preferred are as follows:

1.           Designation of Class.

(a) The designation of the class of Preferred Stock created hereby shall be Series B Preferred Stock, par value $.0001 per share (the “Series B Preferred”).

(b) The number of shares of Series B Preferred may be decreased (but not below the number of shares then outstanding) or increased by a certificate executed, acknowledged, filed and recorded in accordance with the Delaware General Corporation Law, as amended (“DGCL”), setting forth a statement that a specified decrease or increase, as the case may be, thereof had been authorized and directed by a resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation (“Certificate”) of the Corporation.

2.           Liquidation Preference.

(a)  In the event of any liquidation or winding up of the Corporation, the holders of Series B Preferred will be entitled to receive in preference to holders of Common Stock, the amounts set forth below. All remaining proceeds thereafter shall be shared pro rata by the holders of Common Stock. A consolidation or merger of the Corporation or sale of all or substantially all of its assets or of a majority of its capital stock, in all cases only in which the stockholders immediately prior to such transaction hold less than 50% of the voting power immediately following such transaction (each a “Liquidation Event”) shall be deemed to be a liquidation or winding up for purposes of the liquidation preference.

(i)  Each holder of Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, by reason of their ownership of such stock, the amount of $4.50 (the “Original Series B Issue Price”) per share (as adjusted with respect to such shares as set forth in Section 4(d) below) for each share of Series B Preferred then held by such holder, plus an amount equal to all declared but unpaid dividends on such shares of Series B Preferred (collectively, the “Series B Preference”). If, upon the occurrence of a Liquidation Event, the assets and funds available to be distributed among the holders of the Series B Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution to such holders shall be distributed ratably based on the total preferential amount due each such Series B Preferred holder under this Section 2(a).

(ii)  After payment has been made to the holders of Series B Preferred of the full amounts to which they are entitled pursuant to paragraph (i) above, the remaining assets of the Corporation available for distribution to shareholders shall be distributed ratably among the holders of Common Stock.

(b)  Each holder of Series B Preferred shall be deemed to have consented to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by officers, directors, or employees of, or consultants to, the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements (whether now existing or hereafter entered into) providing for the right of said repurchase at cost between the Corporation and such persons.

(c)  The value of securities and property paid or distributed pursuant to this Section 2 shall be computed at fair market value at the time of payment to the Corporation or at the time made available to shareholders, all as determined by the Board of Directors in the good faith exercise of its reasonable business judgment, provided that (i) if such securities are listed on any established stock exchange or a national market system, their fair market value shall be the closing sales price for such securities as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication, and (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the high bid and low asked prices for such securities on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).

(d)  Nothing set forth above shall affect in any way the right of each holder of Series B Preferred to convert such shares at any time and from time to time into Common Stock in accordance with Section 4 hereof.

3.           Voting Rights.

Except as otherwise required by law or hereunder, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Series B Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Fractional votes by the holders of Series B Preferred shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Series B Preferred held by each holder could be converted) be rounded to the nearest whole number (with one-half being rounded upward). Holders of Common Stock and Series B Preferred shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation.

4.           Conversion Rights.

The holders of Series B Preferred shall have conversion rights as follows:

(a) Right to Convert. Each share of Series B Preferred may be converted into Common Stock at any time at the option of the holder without payment of any additional or other consideration into such number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Original Series B Issue Price by the then applicable Conversion Price for such Series B Preferred, determined as provided below, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series B Preferred (the “Series B Conversion Price”) shall initially be the Original Series B Issue Price which shall be $4.50 per share.

(b) Mandatory Conversion. Each share of Series B Preferred shall be converted into shares of Common Stock at the then effective applicable Conversion Price, upon the earlier of: (i) if the Fair Market Value of the Corporation’s Common Stock is 150% or more of the then applicable Conversion Price for a period of five consecutive trading days, upon election by the Board in such event, or (ii) the conversion of more than 50% of the originally issued shares of Series B Preferred (each such event is an “Mandatory Conversion”). In the event the Board elects to convert the Series B Preferred Stock in the case of sub-clause (i) hereof, the stock shall be deemed to have been converted immediately upon the election by a majority of the then-current members of the Board.  In the case of sub-clause (ii) hereof, such conversion shall be deemed to have occurred immediately upon the conversion of more than 50% of the originally issued shares of Series B Preferred, without any further action required. No delay in exercising the Board’s right to require conversion of the Series B Preferred shall prejudice the Board’s rights or serve as a waiver or the Board’s right to convert the Series B Preferred at any time once the conditions set forth in this Section 4(b) have been satisfied.

For purposes of this Section 4(b), “Fair Market Value” means, where there exists a public market for the Common Stock (A) the closing price for a share of Common Stock for the last market trading day prior to the time of the determination (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported) on the stock exchange determined by the Board to be the primary market for the Common Stock or the Nasdaq National Market, whichever is applicable or (B) if the Common Stock is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a share of Common Stock on the Over-the-Counter Bulletin Board, Pink Sheets or Nasdaq Small Cap Market for the day prior to the time of the determination (or, if no such prices were reported on that date, on the last date on which such prices were reported), in each case, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series B Conversion Price. Before any holder of Series B Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefore, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred, and shall give written notice to the Corporation at such office that he or she elects to convert the same; provided, however, that in the event of an Mandatory Conversion pursuant to Section 4(b), the outstanding shares of Series B Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Mandatory Conversion unless the certificates evidencing such shares of Series B Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series B Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series Preferred to be converted, or in the case of Mandatory Conversion, on the date the Board makes such election or the date of conversion of a majority of the then outstanding shares of Series B Preferred, as applicable, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Adjustments to Conversion Price.

(i) Adjustments for Dividends, Splits, Subdivisions, Combinations, or Consolidation of Common Stock. If the outstanding shares of Common Stock shall be increased by stock dividend payable in Common Stock, stock split, subdivision, or other similar transaction occurring after the filing of this Certificate of Designation of Rights and Preferences into a greater number of shares of Common Stock, the Conversion Prices then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of shares of Common Stock. If the outstanding shares of Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction occurring after the filing of this Certificate of Designation of Rights and Preferences into a lesser number of shares of Common Stock, the Conversion Prices then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of shares of Common Stock.

(ii) No adjustment shall be made in the event that the Corporation makes a distribution of securities to holders of Common Stock convertible into Common Stock (such as options or warrants) if the exercise price for the Common Stock thereunder is equal to or greater than the applicable Conversion Price.

(iii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series B Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series B Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such Series B Preferred immediately before that change.

(iv) Adjustments on Issuance of Additional Stock. If the Corporation shall issue “Additional Stock” (as defined below) for a consideration per share less than the Series B Conversion Price in effect on the date and immediately prior to such issue, then and in such event, the Series B Conversion Price shall be reduced concurrently with such issue, to the price per share at which such Additional Stock was issued.  For purposes of this subsection (iv) “Additional Stock” shall mean all Common Stock issued by the Corporation after the date on which the first share of Series B Preferred was issued (the “Series B Original Issue Date”) and prior to January 1, 2012, other than Common Stock issued or issuable at any time (a) upon conversion of any series of Preferred Stock; (b) to officers, directors, and employees of, and consultants to, the Corporation as designated and approved by the Board of Directors; (c) as a dividend or distribution with respect to the Preferred Stock; (d) in connection with equipment leasing or debt financing transactions, or transactions involving the acquisition of another company or its assets, in each case where such transactions are approved by the Corporation’s Board of Directors; (e) upon exercise of any options, warrants or other derivative or convertible securities outstanding on the Series B Original Issue Date, or (f) as described in subparagraphs (i), (ii), and (iii) of this Section 4(d).

For the purpose of making any adjustment in the Conversion Price as provided above, the consideration received by the Corporation for any issue or sale of Common Stock will be computed:

(1)  to the extent it consists of cash, as the amount of cash received by the Corporation before deduction of any offering expenses payable by the Corporation and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Corporation in connection with such issue or sale;

(2)  to the extent it consists of property other than cash, at the fair market value of that property as reasonably determined in good faith by the Corporation’s Board of Directors; and

(3)  if Common Stock is issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Common Stock.

If the Corporation (1) grants any rights, warrants or options to subscribe for, purchase, or otherwise acquire shares of Common Stock, or (2) issues or sells any security convertible into shares of Common Stock, then, in each case, the price per share of Common Stock issuable on the exercise of the rights or options or the conversion of the securities will be determined by dividing the total amount, if any, received or receivable by the Corporation as consideration for the granting of the rights or options or the issue or sale of the convertible securities, plus the minimum aggregate amount of additional consideration payable to the Corporation on exercise or conversion of the securities, by the maximum number of shares of Common Stock issuable on the exercise or conversion. Such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of shares of Common Stock issuable on exercise or conversion at the price per share determined under this subsection, and the Series B Conversion Price will be adjusted as above provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of such Conversion Prices will be made as a result of the actual issuance of shares of Common Stock on the exercise of any such rights or options or the conversion of any such convertible securities.

Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Common Stock, the Series B Conversion Price will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Common Stock. If the purchase price or conversion or exchange rate provided for in any such security changes at any time, then, upon such change becoming effective, the Series B Conversion Price then in effect will be readjusted forthwith to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of (1) the issuance of only the number of shares of Common Stock theretofore actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefor, and (2) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Corporation therefor and to be received on the basis of such changed price or rate.

(e) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Prices pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price for such series of Series B Preferred at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series of Series B Preferred Stock.

(g) Notices of Record Date. If the Corporation shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iv) to merge or consolidate with or into any other corporation, or sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve, or wind up; then, in connection with each such event, this Corporation shall send to the holders of the Series B Preferred:

(1) at least 10 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) in this Section 4 (g); and

(2) in the case of the matters referred to in (iii) and (iv) in this Section 4(g), at least 10 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

Each such written notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery or delivery by courier, or on the first business day after transmission if sent by confirmed facsimile transmission or electronic mail transmission, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid. The Corporation’s address for notices is the corporate address reported in the Corporation’s most recent report filed with the Securities and Exchange Commission. The Corporation’s Chief Financial Officer shall maintain the addresses for notices for the holders of the Series B Preferred. A holder of Series B Preferred may designate to the Corporation a substitute address for notices. A substituted address shall take effect seven days after notice thereof. Notices shall be directed to the substitute address after it takes effect.

(h) Issue Taxes. The Corporation shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Certificate of Incorporation.

(j) Status of Converted Stock. In case any series of Series B Preferred shall be converted pursuant to this Section 4, the shares so converted shall resume the status of authorized but unissued shares of Preferred Stock undesignated as to series.

5.           Dividends.

The Series B Preferred and Common Stock shall be treated as a single class with respect to any dividends declared by the Corporation and shall be entitled to the same dividend per share, treating the Series B Preferred shares as if they had been converted into shares of Common Stock as provided for in Section 4.

6.           Redemption Rights.

The Series B Preferred shall be nonredeemable.

7.           Covenants.

In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred, voting as a single class: amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of holders of Series B Preferred.

THIRD: This Certificate of Designation of Preferences and Rights constitutes an agreement between the Corporation and all of the holders of the Series B Preferred. It may be amended by vote of the Board of Directors of the Corporation and the holders of a majority of the outstanding shares of the Series B Preferred.

IN WITNESS WHEREOF, the undersigned have executed this Certificate in the name and on behalf of Global Food Technologies, Inc. on May 5, 2009, and the statements contained herein are affirmed as true under penalties of perjury.

GLOBAL FOOD TECHNOLOGIES, INC.

By:
Keith Meeks
President

ATTEST:

By:
Marshall F. Sparks
CFO and Secretary